EXHIBIT 10.1

SETTLEMENT AGREEMENT AND MUTUAL RELEASE

This Settlement Agreement and Mutual Release (the “Agreement”) dated as of September 24, 2015 (the “Effective Date”) is entered into by and among:

1. V3 Capital Partners, LLC (hereinafter “V3”), with its primary business address in 205 East 42nd Street-14FL, New York, NY 10017, together with Scot Cohen, Oakway International Ltd. and North Haven Equities, LLC (hereinafter collectively referred to with V3 as “V3 and Affiliates1”).

2. Gaurav Malhotra, Richard Abbe, Jonathan Rudney, Matthew Hull and Kyle Pollack (collectively, the “Individuals”); and

3. Sibling Group Holdings, Inc. (hereinafter “SIBE”), with its primary business address at 40279 Cotton Field Ave, Gonzales, LA 70737, together with its affiliates (hereinafter collectively referred to with SIBE as “SIBE and Affiliates”). For the avoidance of doubt, SIBE’s Affiliates shall include, without limitation, Blended Schools Networks, Urban Planet Mobile and Shenzhen City Qianhai Xinshi Education Management Co., Ltd (hereinafter referred to as “Shenzhen Times”).

V3 and Affiliates, SIBE and Affiliates, and each of the Individuals are each and respectively referred to as a “Party’, and collectively referred to herein as the “Parties”.

BACKGROUND

WHEREAS, V3 and Affiliates, as well as the Individuals, facilitated, coordinated and assisted Shenzhen Times’ investment into SIBE (hereinafter the “V3 Services”) and entered into an Advisory Fee Agreement with SIBE on January 18, 2015 (herein after the “Advisory Agreement”) pursuant to which consideration to V3 from SIBE for the V3 Services is composed of certain cash, SIBE shares and SIBE warrants (hereinafter the “Advisory Agreement Fees”);

WHEREAS, Shenzhen Times, SIBE and certain parties within V3 and Affiliates later entered into a Securities Purchase Agreement dated as of March 6, 2015 (hereinafter the “SPA”) whereby Shenzhen Times and certain parties within V3 and Affiliates (including Scot Cohen and Oakway International Ltd.) each purchased a certain number of shares and warrants from SIBE. Warrants purchased under the SPA are hereinafter referred to as the “SPA Warrants”;

WHEREAS, SIBE has already paid V3 and Affiliates as well as the Individuals partial Advisory Agreement Fees in the amount of $100,000 in cash;

WHEREAS, the Parties have conducted various discussions on revising the consideration for the V3 Services contemplated under the Advisory Agreement Fees (hereinafter the “Revised Consideration”).  The Revised Consideration agreed to between the Parties requires that; (i) V3 and Affiliates would surrender and cancel a number of their SPA Warrants such that the aggregate remaining SPA Warrants held by V3 and Affiliates would be exercisable for Six Million One Hundred Fifty-Seven Thousand One Hundred Forty-Three (6,157,143) shares of SIBE’s common stock  and would have no further rights to SIBE  warrants, and (ii) the Individuals would receive warrants to purchase Three Million Three Hundred

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1 “Affiliates” shall mean and include, without limitation, any and all officers, directors, shareholders, members, partners, trustees, parent companies, sister companies, affiliates, subsidiaries, employers, designees, attorneys, accountants, predecessors, successors, insurers, representatives, agents, designees, authorized parties and entities and related entities and individuals of a Party under this Agreement.

Thirty-Three Thousand Three Hundred Thirty-Three (3,333,333)  shares of SIBE’s common stock (hereinafter the “Individuals’ Warrants”) and would have no further rights to SIBE  warrants, in each case in exchange for expedited payments for the remaining amounts of cash due to be paid under the Advisory Agreement, as well as an additional amount of cash to settle any and all matters, disputes and/or claims, whether now existing or hereafter arising, related to the V3 Services and the Advisory Agreement, all in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals and of the conditions, covenants and agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.

Mutual Releases.

(a)

Effective upon each Party’s satisfaction of its obligations as provided in Section 3 below, each of the Parties, on behalf of itself, themselves, and all persons or entities claiming by, through or under them, and their respective heirs, successors and assigns, hereby fully, completely and finally waives, releases, remises, acquits, and forever discharges and covenants not to sue any other Party with respect to any and all claims, demands, suits, obligations, debts, liabilities, torts, covenants, contracts,  or causes of action of any kind whatsoever, at law or in equity, including without limitation, from all known and unknown charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts, penalties, fees, wages, expenses (including attorneys’ fees and costs actually incurred) and punitive damages, of any nature whatsoever, known or unknown, which any Party has, or may have had, against any other Party, whether or not apparent or yet to be discovered, or which may hereafter develop, for any acts or omissions related to or arising from, directly or indirectly, (i) the V3 Services or (ii)  the Advisory Agreement (hereinafter the “Settlement and Release”). Each of the Parties represents and warrants that they have not assigned or otherwise transferred any claim or cause of action released by this Agreement.

(b)

The Parties expressly waive and assume the risk of any and all claims for damages which exist as of this date, but which they do not know or suspect to exist, whether through ignorance, oversight, error, negligence, or otherwise, and which, if known, would materially affect their respective decisions to enter into this Agreement.  The Parties specifically do not, however, waive or release any claim that may arise for breach of this Agreement.

2.

No Transfer of SIBE Warrants. Each of V3 and Affiliates and the Individuals hereby represents and warrants that as of the date of this Agreement, they have not directly or indirectly assigned or transferred any of their SPA Warrants or any other SIBE warrant or equity interest to any party other than V3 and Affiliates or the Individuals. Each of V3 and Affiliates and the Individuals hereby further represents and warrants that, to their individual and collective knowledge, there are no other parties or individuals who were involved in the V3 Services and/or who may have a direct or indirect claim or demand for compensation in form of cash, SIBE shares or SIBE warrants or any other SIBE equity interests.

3.

Settlement and Release and Settlement Payment

i.

                          (a)      Cancellation of Warrants:  V3 and Affiliates hereby agree to surrender and cancel, with immediate effect, all their SPA Warrants (including any other SIBE warrants that were discussed, contemplated or claimed to be issued by any Party) except for Six Million One Hundred Fifty-Seven Thousand One Hundred Forty-Three (6,157,143) Warrant A shares (“V3 and Affiliates’

Final Warrant A”), upon payment of the Settlement Payment (see definition below). Specifically2,

➢

Scot Cohen’s SPA Warrants are modified as follows:

Warrant A Shares: 3,078,572

Warrant B Shares: 0

Additional Warrants: 0

➢

Oakway International Ltd.’s SPA Warrants are modified as follows:

Warrant A Shares: 3,078,571

Warrant B Shares: 0

Additional Warrants: 0

➢

North Haven Equities, LLC: no SPA Warrants or SIBE shares.

Notwithstanding anything to the contrary, SIBE hereby acknowledges that this settlement only effects the SPA Warrants and the warrants issued under the Advisory Agreement and in no manner cancels or modifies any shares of common stock of SIBE issued under the SPA or Advisory Agreement to the Parties.  V3 and Affiliates hereby acknowledge and agree that following receipt of the Settlement Payment (as defined below), SIBE and Affiliates may from time to time request from V3 and Affiliates additional information, documentation, actions or execution of documentation that is reasonably necessary or required in connection with the cancellation of the SPA Warrants and V3 and Affiliates’ Final Warrant A (including any other SIBE warrants that were discussed, contemplated or claimed by any of the Parties to be issued), including any filings required with any government authorities including without limitation, the United States or Chinese Securities and Exchange Commission. V3 and Affiliates hereby agree that they shall, within five (5) business days (hereinafter the “Information Provision Period”) from SIBE and Affiliates’ request date, provide any and all such requested information, documentation, actions and execution of documentation.

ii.

Settlement Payment: Within three (3) business days after all Parties execute this Agreement, SIBE shall transfer to the following bank account designated by V3 and Affiliates, the sum of Six Hundred Forty-Four Thousand Dollars ($644,000) (hereinafter the “Settlement Payment”):

Bank’s name:

Account holder’s name:

Account No.:

SWIFT code:

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2 Scot Cohen and Oakway International Ltd.’s total number of Warrant A shares should be 6,157,143.

(b)

SIBE hereby acknowledges and confirms its agreement and approval of the quantity of Individuals’ Warrants previously duly issued to the Individuals as set forth on Exhibit A.  Gaurav Malhotra, Richard Abbe, Jonathan Rudney, Matthew Hull and Kyle Pollack each represents and warrants that he does not hold or own, directly or indirectly, any other SIBE warrants issued by SIBE pursuant to the Advisory Agreement, other than the respective Individuals’ Warrants set forth on Exhibit A.

4.

No Outstanding or Known Future Claims/Causes of Action. Each Party affirms that it has not filed with any governmental agency, court or authority any type of action or claim against any other Party, and currently knows of no existing act or omission by any other Party that may constitute a claim or liability excluded from the release set forth in Section 1 above.

5.

Confidentiality.  The Parties and their respective counsel represent and agree that, except for matters of public record as of the date of this Agreement, they will keep the terms and contents of this Agreement confidential, and that they will not hereinafter disclose the terms of this Agreement to other persons except as compelled by applicable law or to individuals who have a need to know about this Agreement and its contents, such as Parties’ legal counsel, tax advisors, or other retained professional representatives, all of whom shall be informed and bound by this confidentiality clause.  In no event will a Party make or cause to be made any comment, written statement, or press release to any member of the media concerning the fact of this settlement or the substance or terms of this settlement

6.

Authority.  By signing below, each Party warrants and represents that the person signing this Agreement on its behalf has authority to bind that Party and that the Party’s execution of this Agreement is not in violation of any by-law, covenants and/or other restrictions placed upon them by their respective entities. Further, SIBE and V3 each represent and warrant that they each  possess full authority to enter into this Agreement on behalf of their respective affiliates to lawfully and effectively release the opposing Party as set forth herein, free of any rights of settlement, approval, subrogation, or other condition or impediment.  The undertaking under this Section by the Parties includes specifically, without limitation, the representation and warranty that no third party has now acquired or will acquire rights to present or pursue any claims arising from or based upon the claims that have been released herein.

7.

Entire Agreement.  The Parties represent and agree that no promise, inducement, or agreement other than as expressed herein has been made to them and that this Agreement is fully integrated and supersedes all prior agreements and understandings, including without limitation, the Advisory Agreement and any other discussions between the Parties in regards to the V3 Services, the Advisory Agreement or any settlement of claims or causes of action related thereto.

8.

Voluntary and Informed Assent.  The Parties represent and agree that they each have read and fully understand this Agreement, that they are fully competent to enter into and sign this Agreement, and that they are executing this Agreement voluntarily, free of any duress or coercion.

9.

Governing Law and Jurisdiction.  The laws of the State of Texas shall apply to and control any interpretation, construction, performance or enforcement of this Agreement.  The Parties agree that the exclusive jurisdiction for any legal proceeding arising out of or relating to this Agreement shall be the exclusively in the state and federal courts sitting in the City of Austin, State Texas and all Parties hereby waive any challenge to personal jurisdiction or venue in these courts.

10.

Construction.  This Agreement shall be construed as if the Parties jointly prepared it, and any uncertainty or ambiguity shall not be interpreted against any one Party.

11.

Modification.  No oral agreement, statement, promise, undertaking, understanding, arrangement, act or omission of any Party, occurring subsequent to the date hereof may be deemed an amendment or modification of this Agreement unless reduced to writing and signed by the Parties hereto or their respective successors or assigns.

12.

Severability.  The Parties agree that if, for any reason, a provision of this Agreement is held unenforceable by any court of competent jurisdiction, this Agreement shall be automatically conformed to the law, and otherwise this Agreement shall continue in full force and effect.

13.

Number.  Whenever applicable within this Agreement, the singular shall include the plural and the plural shall include the singular.

14.

Headings.  The headings of paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.

15.

Counterparts.  This Agreement may be executed in several counterparts and all counterparts so executed shall constitute one agreement binding on all Parties hereto, notwithstanding that all the Parties are not signatories to the original or the same counterpart.  Facsimile signatures shall be accepted the same as an original signature.  A photocopy of this Agreement may be used in any action brought to enforce or construe this Agreement.

16.

No Waiver.  No failure to exercise and no delay in exercising any right, power or remedy under this Agreement shall impair any right, power or remedy which any Party may have, nor shall any such delay be construed to be a waiver of any such rights, powers or remedies or an acquiescence in any breach or default under this Agreement, nor shall any waiver of any breach or default of any Party be deemed a waiver of any default or breach subsequently arising.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Sibling Group Holdings, Inc.

By:	/s/ Dave Saba
(Dave Saba)
Its Chief Operating Officer

V3 Capital Partners, LLC

By:	/s/ Scot Cohen
(Scot Cohen)
Its Managing Member

Oakway International Ltd

By:	/s/ Salim Bahadurali Hussein Jiwan Hirji
(Salim Bahadurali Hussein Jiwan Hirji)
Its Director

North Haven Equities, LLC

By:	/s/ Scot Cohen
(Scot Cohen)
Its Director

[Signatures]

Individuals

Gaurav Malhotra:	/s/ Gaurav Malhotra

Richard Abbe:	/s/ Richard Abbe

Jonathan Rudney:	/s/ Jonathan Rudney

Matthew Hull:	/s/ Matthew Hull

Kyle Pollack:	/s/ Kyle Pollack

Exhibit A

Individuals’ Warrants

The attached Individual Warrants are confirmed for Gaurav Malhotra, Richard Abbe, Jonathan Rudney, Matthew Hull and Kyle Pollack:

Rich Abbe	1,250,000
Gaurav Malhotra	1,250,000
Jonathan Rudney	500,000
Matt Hull	250,000
Kyle Pollack	83,333